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                                                                   EXHIBIT 23.2

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in Registration Statement Nos. 333-09415 and 333-41279 on Form S-3 and Registration Statement No. 333-09417 on Form S-8 of Vista Information Solutions, Inc. of our report dated
February 20, 1998 (except for Note 10, the date of which was March 11, 1998 and May 15, 1998) relating to the consolidated financial statements of GeoSure, L.P. as of and for the year ended December 31, 1997 and 1996, appearing in this Form 8-K/A of Vista Information Solutions, Inc. to be filed on or about March 30, 1999.

Leslie Sufrin & Co.
New York, NY
March 29, 1999